EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members
ADA-ES, Inc.
NexGen Refined Coal, LLC
GSFS Investments I Corp; and

The Board of Managers
Tinuum Group, LLC:

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (Nos. 333-143004, 333-144820, 333-219054, 333-121235, 333-110479, 333-159715, 333-164792, 333-184772 and 333-189351) of our report dated March 13, 2020, relating to the consolidated financial statements of Tinuum Group, LLC (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards) attached to this Annual Report on the Form 10-K of Advanced Emissions Solutions, Inc.

/s/ Moss Adams LLP

Denver, Colorado
March 13, 2020